Exhibit 10.5

Note: Material has been omitted from this Claim Administration Services Agreement, as amended, pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Material omitted has been replaced with a bracketed asterisk (“[*]”).

CLAIM ADMINISTRATION SERVICES AGREEMENT

This Claim Administration Services Agreement (“Agreement”) is entered into and effective as of January 1, 2012, by and between Guarantee Insurance Company (“Guarantee”), a Florida corporation and Florida domiciled insurance company, and Patriot Risk Services, Inc. (“PRS”), a Delaware corporation. The principal place of business for Guarantee and Patriot Risk is 401 E. Las Olas Blvd, Suite 1650, Fort Lauderdale, FL 33301.

For purposes of this Agreement, the party purchasing Claim Administration Services, as that term is defined below, shall be referred to as the “Recipient” and the party providing Claim Administration Services shall be referred to as the “Provider.”

RECITALS

Whereas, Guarantee is an insurance company that writes workers’ compensation and employer’s liability insurance policies (the “Policies”);

Whereas, PRS is a workers’ compensation claims third-party administrator that provides claims administrative services to insurers for their insureds;

Whereas, PRS desires to furnish certain claims administration services for claims arising out of Policies written by Guarantee; and

Whereas, Guarantee desires to purchase such services from PRS on behalf of its insureds on an as-needed basis.

Now, Therefore, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	Claim Administration Services. On the terms and subject to the conditions of this Agreement, the Provider shall furnish such claim services to the Recipient, on an as needed basis at the sole discretion of the Recipient, as set forth in Schedule 1 that is attached to this Agreement, referred to hereinafter as “Claim Services.”

2.	Service Fee and Payment. The fees payable by the Recipient to the Provider for the Claim Services shall be as set forth in Schedule 1. The Recipient shall pay the Provider within thirty (30) days of receipt of monthly invoices for the Claim Services. If, from time to time, the Claim Services include additional claim administration services that are not set forth in or contemplated by Schedule 1, the parties shall, in good faith and in accordance with reasonable commercial practice, determine the appropriate fee(s), if any, for such additional claim administration services. Such additional claim administration services shall be provided on an as-needed basis at the sole discretion of the Recipient.

3.	Termination. This Agreement may be terminated by either party at any time by written notice to the other party following the affirmative vote of the Board of Directors of such terminating party, such termination shall be effective thirty (30) days following the giving of such notice to the other party.

4.	Miscellaneous.

(a)	Neither party shall assign its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the Recipient. Provided, however, the Provider shall have the right to assign its performance of the Claim Services to one or more of its affiliates without the consent of the Recipient.

(b)	This Agreement sets forth the entire understanding and agreement of the parties. Except as otherwise expressly provided herein, this Agreement may not be changed, modified or amended except in a writing signed by the parties hereto.

(c)	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

(d)	This Agreement shall be interpreted, construed and enforced solely and exclusively in accordance with the laws of the State of Georgia including the laws and statutes governing the administration of insurance companies licensed in the State of Georgia.

(e)	In the event of a dispute related to, or arising in any fashion, this Agreement, the parties are required to resolve the dispute through the following process:

1.	In the event of a dispute related to, or arising in any fashion from, this Agreement, the parties are required to resolve the dispute through binding arbitration. However, as a condition precedent to submitting an arbitration demand, the parties must first agree to submit the dispute to a mediation conducted by a neutral third-party mediator agreed upon by both PRS and Guarantee. Both PRS and Guarantee shall share equally in paying the mediation costs. The parties shall also bear their own expenses and attorneys fees incurred through mediation.

2.	In the event mediation does not result in the resolution of the dispute, arbitration may be instituted by one party sending a written demand for arbitration to the other party.

a.	In the event the amount in controversy is under one hundred thousand dollars ($100,000) the arbitration shall be handled by a single arbitrator agreed upon by both parties. In the event the parties cannot agree on an arbitrator, each side shall select an arbitrator and both arbitrators shall meet, confer, and select the single arbitrator to handle the arbitration.

Claim Administration Services Agreement – Page 2

b.	In the event the amount in controversy is greater than one hundred thousand dollars ($100,000) the arbitration shall be administered by a three-member arbitration panel. The panel shall be selected by a list of potential arbitrators supplied by the American Arbitration Association. The arbitration shall be administered by the American Arbitration Association. However, discovery and motion practice shall occur as set forth in this Agreement.

c.	Discovery and motion practice at arbitration, either before a single or three-member panel, shall be conducted pursuant to the federal rules of civil procedure and the local rules of the U.S. District Court for the Southern District of Florida including those rules governing discovery and motion practice. There shall be no discovery permitted prior to the delivery of the written demand for arbitration. Discovery may commence no sooner than thirty (30) calendar days after delivery of the written demand for arbitration.

(f)	The headings herein are provided solely for purposes of convenience and do not form any substantive part of this Agreement.

(g)	Each Party hereto has had the opportunity to negotiate the terms and modify the draftsmanship of this Agreement. Therefore, the terms of this Agreement shall be considered and interpreted without any presumption, inference or rule requiring construction or interpretation of any provision of this Agreement against the interest of the drafter of this Agreement.

(h)	It is hereby agreed that the Parties will keep confidential and not disclose the terms of this Agreement except: (1) when necessary to perform the terms of this Agreement; (2) in response to lawful process; or (3) in response to a request from a department of insurance.

Patriot Risk Services, Inc.	Guarantee Insurance Company

/s/ Christopher L. Pizzo	/s/ Steven M. Mariano
Name: Christopher L. Pizzo	Name: Steven M. Mariano
Title: Secretary	Title: Chief Executive Officer

Claim Administration Services Agreement – Page 3

SCHEDULE 1

DESCRIPTION AND FEE SCHEDULE OF CLAIM ADMINISTRATION SERVICES

The following description and associated fee schedule of Claim Administration Services are to be provided by PRS, pursuant to the terms and conditions set forth in the Claim Administration Service Agreement, on an as-needed basis and at the sole discretion of Guarantee.

DESCRIPTION

Workers’ Compensation Claims Administration. PRS shall provide all claim handling services for record, medical and lost-time claims under the terms of applicable state rules and regulations. These services shall continue until closure of the claim or expiration of this Agreement.

FEE SCHEDULE

Guarantee agrees to pay PRS a claim service fee of [*]1 percent ([*])1 of gross written premium. Indemnity files open beyond twenty-four (24) months from the first notice of injury shall be priced at an annual flat rate to be determined at the then prevailing market rate and as agreed upon by the parties.

[1]	Material has been omitted from this Claim Administration Services Agreement, as amended, pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Material omitted has been replaced with a bracketed asterisk (“[*]”).

Claim Administration Services Agreement – Page 4

[Patriot Risk Services, Inc. Letterhead]

REPLY TO:

Christopher L. Pizzo

954.670.2924

cpizzo©pnigroup.com

October 30, 2012

Theodore G. Bryant

Secretary and General Counsel

Guarantee Insurance Company

401 East Las Olas Blvd., Suite 1650

Fort Lauderdale, FL 33301

Re:	Claim Administration Services Agreement I CY 2012 Pricing of Indemnity Files

Dear Ted:

Pursuant to the Claim Administration Services Agreement between Guarantee Insurance Company and Patriot Risk Services, Inc. effective as of January 1, 2012, I am writing to memorialize our understanding with respect to pricing indemnity files open beyond twenty-four (24) months from the first notice of injury.

As contemplated under the Schedule 1, Fee Schedule provision, we hereby agree that for Calendar Year 2012, indemnity files for claims arising out of Policies written by

Guarantee Insurance Company shall be priced at an annual flat rate of [*]2 per claim.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned.

Sincerely,	Accepted and Agreed as of October 30, 2012.
/s/ Christopher L. Pizzo Christopher L. Pizzo	Guarantee Insurance Company
Secretary

CLP/kdd cc: Maria Allen Lisa Balmer	/s/ Theodore G. Bryant Name: Theodore G. Bryant Title: Secretary and General Counsel

[2]	Material has been omitted from this Claim Administration Services Agreement, as amended, pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Material omitted has been replaced with a bracketed asterisk (“[*]”).

FIRST AMENDMENT TO CLAIM ADMINISTRATION SERVICES AGREEMENT

NEVADA THIRD PARTY ADMINISTRATOR PROVISIONS

THIS AMENDMENT (the “Amendment”), effective February 27, 2013, is entered into by and between Guarantee Insurance Company (“Insurer”) and Patriot Risk Services, Inc. (“TPA”) and is intended by the parties hereto to modify the Claim Administration Services Agreement, as amended, which was effective the 1st day of December, 2012 (the “Agreement”).

WHEREAS, the parties desire to amend the Agreement to specifically reference certain provisions of Nevada law applicable to third party administrators and to comply with those laws;

NOW THEREFORE, pursuant to the terms and conditions of the Agreement and in consideration of the mutual promises contained herein, the parties hereby agree as follows:

To the extent that such laws are applicable or not otherwise preempted by federal law, the provisions set forth below shall apply and shall supersede any provisions in the Agreement to the contrary.

683A.087	• TPA may advertise the insurance which it administers only after it receives the approval of Insurer.

683A.0873(1)

•   TPA shall maintain at its principal office adequate books and records of all transactions between itself, Insurer and the insureds. The books and records must be maintained in accordance with prudent standards of recordkeeping for insurance and with regulations of the Commissioner of the Nevada Division of Insurance (“Commissioner”) for a period of 5 years after the transaction to which they respectively relate. After the 5-year period, TPA may remove the books and records from Nevada, store their contents on microfilm or return them to Insurer.

683A.0873(2)	• The Commissioner may examine, audit and inspect books and records maintained by TPA under the provisions of this section to carry out the provisions of NRS 679B.230 to 679B.300, inclusive.

683A.0873(3)	• The names and addresses of insured persons or any other material which is in the books and records of TPA are confidential except when used in proceedings against TPA.

683A.0873(4)

•   Insurer may inspect and examine all books and records to the extent necessary to fulfill all contractual obligations to insured persons, subject to restrictions in the written agreement between Insurer and TPA.

683A.0877(1-7)

•   These provisions are not applicable to the Agreement. TPA does not collect insurance charges or premiums on behalf of Insurer and, therefore, does not maintain a fiduciary account for the deposit of such premiums or charges from which any withdrawals could be made.

First Amendment to Claim Administration Services Agreement – Page 1

683A.0879(1-5)	• These provisions are not applicable to the Agreement. TPA does not handle claims relating to health insurance coverage and only handles claims relating to workers’ compensation insurance coverage.

683A.088	• Each claim paid by TPA from money collected for or on behalf of Insurer must be paid by a check or draft upon and as authorized by Insurer.

683A.0883(1-2)

•   (1) The compensation paid to TPA for its services may be based upon premiums or charges collected, on number of claims paid or processed or on another basis agreed upon by TPA and Insurer, except as provided in subsection (2) below.

(2) Compensation paid to TPA may not be based upon or contingent upon:

(a) The claim experience of the policies which it handled.

(b) The savings realized by TPA by adjusting, settling or paying the losses covered by Insurer.

Notwithstanding the foregoing, in the event any of the provisions that are cited as not being applicable to the Agreement are or become applicable to the Agreement, such provisions shall apply and shall supersede any provisions in the Agreement to the contrary.

IN WITNESS WHEREOF, the parties have executed this Amendment, effective as of the day and year set forth above.

Guarantee Insurance Company

Date:	April 22, 2013	By:	/s/ Charles K. Schuver
		Name:	Charles K. Schuver
		Title:	President

Patriot Risk Services, Inc.

Date:	April 22, 2013	By:	/s/ Christopher L. Pizzo
		Name:	Christopher L. Pizzo
		Title:	Secretary

First Amendment to Claim Administration Services Agreement – Page 2

AMENDMENT TO CLAIM ADMINISTRATION SERVICES AGREEMENT

THIS AMENDMENT TO CLAIM ADMINISTRATION SERVICES AGREEMENT (“Amendment”) is made and entered into this 27th day of November, 2013, by and between Guarantee Insurance Company, a Florida corporation and Florida domiciled insurance company (“Guarantee”) and Patriot Risk Services, Inc., a Delaware corporation (“PRS,” together with Guarantee, the “Parties”).

RECITALS

A. WHEREAS Guarantee and PRS entered into a certain Claim Administration Services Agreement dated January 1, 2012 (as amended, restated or supplemented, the “Agreement”).

B. WHEREAS the Parties desire to further amend the Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.	Section 3 of the Agreement is deleted.

2.	Section 4 of the Agreement is hereby amended by adding new paragraph (i) at the end of such Section as follows:

Guarantee shall, and shall cause its Subsidiaries to, throughout the Term (as defined. below), engage PRS to be the sole and exclusive provider to Guarantee of all Claim Services set forth in Schedule I to the Agreement for all claims that arise out of the insurance policies on behalf of Guarantee, its Subsidiaries and/or each of their respective customers,

3. Section 4 of the Agreement is hereby amended by adding new paragraph (j) at the end of such Section as follows:

The term of this Agreement (the “Term”) shall be an seven (7) year period, commencing on the date hereof, unless otherwise extended by the written agreement of the Parties or earlier terminated by the Parties as provided herein.

4. Schedule I of the Agreement is hereby amended by amending the first sentence of the section titled “Fee Schedule” as follows:

“Guarantee agrees to pay PRS a claim service fee of [*]3 percent ([*])3 of gross reference premium.”

[3]	Material has been omitted from this Claim Administration Services Agreement, as amended, pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Material omitted has been replaced with a bracketed asterisk (“[*]”).

Second Amendment to Claim Administration Services Agreement – Page 1

5. Schedule 1 of the Agreement is hereby amended by amending the section titled “Fee Schedule” and adding the following defined terms at the end of such Section as follows:

6. “As used herein, “Gross reference premium” shall mean gross written premium, adjusted as if large deductible policies do not have a deductible (and therefore do not have a premium discount attributable to a deductible). “Gross written premium” shall mean gross premiums written (or direct and assumed premiums written) before any reinsurance ceded.”

7. In all other respects, the Agreement shall remain in full force and effect.

8. Capitalized terms -used in this Agreement shall have the same meanings as set forth in the Agreement, unless otherwise provided herein.

9. This Amendment may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one (1) and the same instrument. Copies of signatures on this Amendment transmitted by facsimile or email shall be binding on the parties, but the parties shall deliver originals of any documents with signatures sent in such manner promptly thereafter.

(Signature Page Follows)

Second Amendment to Claim Administration Services Agreement – Page 2

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

Guarantee Insurance Company	Contego Services Group, LLC

/s/ Charles K. Schuver	/s/ Christopher L. Pizzo
Name: Charles K. Schuver	Name: Christopher L. Pizzo
Title: President	Title: Secretary

Second Amendment to Claim Administration Services Agreement – Page 3